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Exhibit 23.1

Consent of Independent Auditors

To the Board of Directors
Forest Oil Corporation:

We consent to the incorporation by reference in the registration statement on Form S-4 of Forest Oil Corporation relating to the offering of debt securities of our report dated February 12, 2002, relating to the consolidated balance sheets of Forest Oil Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 Annual Report on Form 10-K of Forest Oil Corporation and to the reference to our firm under the heading "Experts" in the registration statement.

Our report refers to a change in the method of accounting for derivative instruments.

/s/ KPMG LLP

Denver, Colorado
June 6, 2002

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  Exhibit 23.1